Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 26, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Lannett Company, Inc. on Form 10-K for the fiscal year ended June 30, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Lannett Company, Inc. on Forms S-3 (File No. 333-235640 and File No. 333-255866) and on Forms S-8 (File No. 333-103236, File No. 333-147410, File No. 333-172304, File No. 333-193509, File No. 333-103235, File No. 333-230461, and File No. 333-253361).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
August 26, 2021